UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 27, 2017

Cannabis Sativa, Inc.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-53571

(Commission File No.)

1646 W. Pioneer Blvd., Suite 120

Mesquite, Nevada 89027

(Address of principal executive offices and Zip Code)

(702) 346-3906

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 27, 2017, Cannabis Sativa, Inc. ("Cannabis Sativa") entered into a Securities Purchase Agreement with the owners of PrestoCorp, a Delaware corporation to acquire a 51% ownership interest in PrestoCorp, in exchange for $4,560,000 payable in restricted shares of Cannabis Sativa common stock at a valuation of $4.4686 per share – a total of 1,027,169 shares of CBDS stock.

PrestoCorp operates PrestoDoctor (prestodoctor.com), an online telemedicine service that allows patients to use secure and confidential video conference technology to speak with a licensed physician for a medical marijuana evaluation. PrestoDoctor currently offers its services in California and Nevada and is actively targeting expansion into additional states where medical marijuana is legal.

The CBDS stock issued pursuant to this Securities Purchase Agreement will be subject to a Lock-up/Leak-out Agreement and 45% of such shares will be held in escrow to be released or forfeited based upon business performance as follows:

•15% to be released upon achievement of: (i) 2018 revenue of $2,885,500 or more, (ii) net earnings, before interest expenses, taxes, depreciation amortization, and (iii) filing of at least one non-provisional patent with the USPTO by December 31, 2018; provided that if the revenue target is not met but is at least $2,500,000 in 2018 and one non-provisional patent is filed, then 75% of such amount will be released and 25% of such amount will be forfeited. Any shares not released will be forfeited.

•15% to be released upon achievement of: (i) 2019 revenue of $6,200,000 or more, (ii) net earnings, before interest expenses, taxes, depreciation amortization, and (iii) the two founders of Presto remain employed with Presto as of December 31, 2019; provided that if the revenue target falls short but is at least $5,600,000 in 2019 and the two Presto founders remain employed with Presto as of December 31, 2019, then 75% of such amount will be released and 25% of such amount will be forfeited. Any shares not released will be forfeited.

•15% to be released upon confirmation that the Presto founders remain employed with Presto as of July 31, 2020. Any shares not released will be forfeited.

The Sellers have been granted a contingent value right based upon the 30-day average price per share of CBDS common stock on the first anniversary of the Closing, and 45% of such issuance, if any, would be retained in escrow pursuant to the terms above.

The owners of Presto (“Sellers”) have agreed to place an additional 10% of the Presto shares in escrow providing CBDS up to 61% ownership of Presto based upon certain contingencies.  If Presto achieves $2,500,000 in revenue for 2018, then 5% of Presto will be returned to the Sellers.  If that 2018 benchmark is not achieved, then the 5% of Presto will be released to CBDS.  Furthermore, if Presto achieves $6,200,000 in revenue for 2019, then 5% of Presto will be returned to the Sellers.  If that 2019 benchmark is not achieved, then the 5% of Presto will be released to CBDS.

The Sellers have the ability to earn an additional $1,100,000 in purchase price value for financial performance in 2019 and 2020 as follows:

•In the event that Presto achieves at least $9,000,000 in gross revenue during 2019 and Presto’s net earnings, before interest expenses, taxes, depreciation amortization for such period exceeds 20%,

then the Sellers will receive an additional $510,000 payable in shares of CBDS common stock based upon the average closing price for the 20 trading days prior to the authorization of any such issuance by CBDS.

•In the event that Presto achieves at least $15,000,000 in gross revenue during 2020 and Presto’s net earnings, before interest expenses, taxes, depreciation amortization for such period exceeds 20%, then the Sellers will receive an additional $510,000 payable in shares of CBDS common stock based upon the average closing price for the 20 trading days prior to the authorization of any such issuance by CBDS.

•In the event Presto misses its 2019 earn-out target, but its combined revenue for 2019 and 2020 equals or exceeds the combined earn-out targets for 2019 and 2020, then Sellers may receive both the 2019 and 2020 earn-out payments.

Cannabis Sativa has also agreed to provide Presto with a $500,000 revolving line of credit at an interest rate of 5% per annum. Interest only payments are due quarterly and the credit line is to be paid in full within 36 months after Closing. Presto will have the ability to draw down $200,000 during August 2017 and up to $100,000 each month thereafter up to the $500,000 limit. CBDS has a good faith obligation to meet Presto’s additional funding requirements up to $500,000 within 12 months after Closing and up to $1,000,000 within 24 months after Closing. If CBDS fails to meet such additional funding requirements, then Presto will receive an additional year to meet the earn-out targets set for 2019 and 2020.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits:

Exhibit
Number	SEC Reference Number	Title of Document

10.1	10	Securities Purchase Agreement dated July 27, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 1st day of August, 2017.

CANNABIS SATIVA, INC.

BY:	/David Tobias/
David Tobias, President